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                     [TERAGLOBAL COMMUNICATIONS LETTERHEAD]


                 TERAGLOBAL APPOINTS FORMER BELL SOUTH EXECUTIVE
                            DIRECTOR AND INTERIM CEO

       --COMPANY INITIATES SEARCH FOR PERMANENT SUCCESSOR TO DAVID FANN,
                ELECTS JOHN F.A.V. CECIL CHAIRMAN OF THE BOARD--

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SAN DIEGO, CALIFORNIA, SEPTEMBER 20, 2000: TeraGlobal Communications Corp.
(Nasdaq:TGCC) said today it has appointed William F. Reddersen to serve as a member of its board of directors and as interim chief executive officer while the company searches for a permanent successor to David Fann.

Fann, 45, who has served as chief executive officer since September 1998, announced that he was stepping down for personal reasons. Fann will also relinquish his position as a director and chairman of the board.

"TeraGlobal has successfully built a strong technological foundation and is poised to bring its products and solutions to the growing communications market," said Fann. "I am gratified to have played an important role in bringing the company to this position and remain very enthusiastic about the company's prospects."

Reddersen, 53, is a veteran in the telecommunications industry with more than 30 years of executive experience at BellSouth and AT&T. During his 13-year tenure at BellSouth Corporation, Reddersen held a number of senior management positions, including executive vice president of corporate strategy, group president of value added services and senior vice president of broadband strategies. Reddersen currently serves as chairman of the Georgetown University School of Nursing Parents Council, the Council of Visitors for Vanderbilt University School of Engineering and the Advisory Board of Clear Communications.

"TeraGlobal's compelling technology can provide significant value to defined target markets," said Reddersen. "I look forward to the challenge of actively bringing to TeraGlobal the people, strategy and relationships that can unlock the company's potential."

The company also announced that John F.A.V. Cevil, who has served as a director of the company since March 1999, was elected to succeed Fann as chairman of the board.

"Bill's experience and in-depth knowledge of virtually every aspect of the communications industry will make him a valuable contributor," said Cecil. "He has a proven record of strategic vision, operating success and leadership."

ABOUT TERAGLOBAL COMMUNICATIONS CORP.

Founded in 1998, TeraGlobal Communications Corp. provides real time, real life voice, video and data communications. In the center of the voice, data, and video convergence zone, the

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company has developed patent-pending technology that
guarantees real-time, two-way, simultaneous communications and collaboration.

TeraGlobal is headquartered in San Diego, California with development and sales offices in Dallas, Texas and Logan, Utah. The company's products and services are available through its direct sales force and emerging partners. Additional information is available at http://www.teraglobal.com or by sending an email inquiry to info@teraglobal.com.

Contacts:  TeraGlobal Communications Corp.       Pondel/Wilkinson Group
           Carl Peede (Media)                    Investor Relations
           Darren Seed (Investors)               E. E. Wang
           investor@teraglobal.com               eewang@pondel.com
           (858) 404-5500                        (310) 207-9300
           www.teraglobal.com                    www.pondel.com
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